                                                                    Exhibit 21.1

                                                           Date and State of
      Subsidiary Name                   Business Ownership   Incorporation
      ---------------                   -------- --------- -----------------
      VAALCO ENERGY (USA), INC.          Energy     100%   10/16/96 Delaware
      VAALCO Energy (Gabon), Inc.        Energy     100%    6/14/95 Delaware
      VAALCO Gabon (Etame), Inc.         Energy     100%    6/14/95 Delaware
      VAALCO Production (Gabon), Inc.    Energy     100%    6/14/95 Delaware
      Alcorn (Philippines), Inc.         Energy     100%    2/28/86 Delaware
      Alcorn (Production) Philippines,
       Inc.                              Energy     100%    2/28/86 Delaware